Exhibit 99.1

News Release

For more information, contact:
Teresa Paulsen                    MEDIA
Vice President, Corporate Communication
ConAgra Foods, Inc.
tel:  402-240-5210

Steve Lipin / Gemma Hart
Brunswick Group
tel: 212-333-3810

Chris Klinefelter                  ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc.
tel:  402-240-4154

www.conagrafoods.com

F O R   I M M E D I A T E   R E L E A S E

CONAGRA FOODS PROPOSES $4.9 BILLION COMBINATION WITH RALCORP HOLDINGS

●  All-cash proposal of $86 per share offers compelling premium to Ralcorp shareholders
●  Combined entity would deliver value to consumers across branded and private label
●  Combination would be accretive to sales growth, operating margins, and EPS

Omaha, Neb., May 4, 2011 – ConAgra Foods, Inc. (NYSE: CAG), today announced that it has made a proposal to the Ralcorp Holdings, Inc. Board of Directors (NYSE: RAH) to acquire Ralcorp for $86 per share in cash, or approximately $4.9 billion, plus the assumption of $2.5 billion in debt. The proposed transaction would expand ConAgra Foods’ presence in the fast-growing private label segment and create the No. 3 U.S. packaged food company, focused on delivering value to customers across both branded and private label.

The all-cash proposal to acquire all outstanding common shares of Ralcorp represents a compelling premium of 31.7% to Ralcorp’s closing price on March 21, 2011, the day before an initial $82 proposal in cash and stock was sent to Ralcorp by ConAgra Foods; a 24.9% premium to Ralcorp’s one-month average closing price as of April 28, 2011, the day prior to recent speculation in the press; and a 20.4% premium to Ralcorp’s closing price on April 28, 2011, which was also the stock’s 52-week closing high as of that date.

Ralcorp is a successful manufacturer of both private label and branded consumer foods. The company, which owns the Post cereal brand, is also a leader in a number of private label categories, including cereal, pasta, crackers, jellies / jams, syrups, frozen waffles and other products.

“We believe this all-cash proposal is highly attractive to Ralcorp’s shareholders and a transformational growth opportunity for both companies,” said Gary Rodkin, chief executive officer of ConAgra Foods. “Ralcorp has made significant progress with

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its businesses, and we are excited about the prospect of building on its number one position in private label and enhancing its iconic brands, like Post, in very important categories.” Rodkin continued, “By combining our two businesses, we will create one of the top U.S. food companies, with product offerings across a wide range of price points, categories and channels. Given our experience managing both private label and consumer branded operations, we are confident in our ability to provide the right focus and resources each business needs to succeed over the long term. We believe a collaborative process is a way to deliver great value to both our companies’ stakeholders, and we look forward to discussing our proposal with Ralcorp.”

The proposed combination would add to the overall strength of ConAgra Foods by establishing a strong, leading presence in U.S. private label foods and enhancing its branded portfolio, which it remains committed to growing. The combination of ConAgra Foods’ approximately $850 million private label business with Ralcorp would result in approximately $4 billion in combined annual private label sales. The combined entity would be well-positioned to capitalize on the attractive private label sector in the U.S. which, over the last 5 years, has grown from 16.4% of sales in the supermarket channel to 18.9%. Pro forma, the combined company would have a sales mix of approximately 50% retail branded, 25% commercial / foodservice and 25% private label. The proposed transaction fits into ConAgra Foods’ growth strategy, which also includes growth of its existing business, acceleration of its presence in branded adjacent categories, and international expansion.

ConAgra Foods has a strong track record of growing its private label business in a portfolio that is largely made up of branded food and considers its ability to effectively manage both private label and branded businesses as a strategic advantage. In particular, ConAgra Foods’ current private label business leverages centralized resources, including marketing and shopper insights, category management, innovation, quality and food safety, and supply chain capabilities, which would benefit the combined entity.

ConAgra Foods believes the proposed combination would also enhance Ralcorp’s portfolio and business momentum by capitalizing on ConAgra Foods’ research, quality and innovation expertise to grow branded businesses like Post, as well as private label cereal, bars, pasta, snacks and frozen bakery.

ConAgra Foods intends to leverage its existing infrastructure and productivity capabilities to drive significant cost synergies. The company estimates the proposed combination will result in approximately $250 million in annual cost savings by the third year after closing, primarily from supply chain efficiencies. The company is also confident this transaction will improve its current sales and EPS growth rates as well as operating margins. ConAgra Foods will provide additional details on these matters as it finalizes its synergy estimates and financing components.

To finance the proposed $86 per share all-cash transaction, ConAgra Foods will use cash on hand and plans to issue debt. The company is committed to its investment grade credit rating. ConAgra Foods believes that the combined company would continue to generate strong cash flow and remains committed to a strong dividend.

ConAgra Foods has a high regard for Ralcorp’s employees and believes that the combined company would benefit from the expertise of both companies’ employees.  ConAgra Foods is committed to investing in its employees and the communities in which they live and work.

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An initial letter of interest was sent to the Ralcorp Holdings, Inc. Board of Directors on March 22, 2011, which proposed $82 per Ralcorp share, in a combination of cash and ConAgra Foods stock. This letter was sent one day after Ralcorp’s stock closed at $65.31 per share. On May 4, 2011, ConAgra Foods delivered to Ralcorp’s Board of Directors a revised proposal at $86 per share, all-cash, reiterating ConAgra Foods’ desire to initiate a dialogue with the goal of consummating a transaction. ConAgra Foods will maintain a financially disciplined approach in this transaction. The following is a copy of the letter that ConAgra Foods sent to Ralcorp with respect to its proposal:

May 4, 2011

The Board of Directors
Ralcorp Holdings, Inc.
800 Market Street, Suite 2900
Saint Louis, MO 63101

Attn:  Mr. William P. Stiritz, Chairman of the Board

Dear Bill:

As you know, we have been trying since our February 23, 2011 call to you to arrange a meeting and discussion of a potential combination between Ralcorp and ConAgra Foods.  After Ralcorp’s unwillingness to discuss the subject, we sent you a written proposal on March 22, 2011, when Ralcorp’s stock was trading at $65.31 per share (closing price on March 21, the business day prior to our letter).  You rejected our proposal in a phone call on April 1 and also sent us a rejection letter on May 1, immediately prior to your press release on the matter, which we assume was intended to be a written confirmation of your initial verbal rejection.

Though our Board of Directors is disappointed by your response and your refusal to meet with us or to discuss this opportunity, we have reaffirmed our strong belief in the strategic, operational and financial merits of the proposed transaction.  After careful consideration with our Board, we are submitting this revised all-cash proposal which we are confident will be very well-received by all of your constituents and, given the substantial value we are offering, will be embraced by your shareholders.

While our goal has always been to engage in a private discussion with you, we continue to recognize the importance of a collaborative process, and we are therefore increasing our offer to $86.00 per share in cash. This offer represents:

▪	a 32% premium to Ralcorp’s closing price on March 21, 2011, the last business day prior to our previous offer letter;

▪	a 25% premium to Ralcorp’s one-month average closing price as of April 28, 2011, the day prior to recent speculation in the press; and

▪	a 20% premium to Ralcorp’s closing share price on April 28, 2011, the day prior to press speculation, which was also the stock’s 52-week closing high as of that date.

We believe this proposal is highly attractive to Ralcorp’s shareholders, as our revised all cash offer provides them with compelling upfront and certain value.  In response to this attractive proposal, we again request that you permit us promptly to begin a conversation and due diligence with Ralcorp’s senior management so that we can verify our key assumptions about the potential of Ralcorp’s businesses and explore with you in such discussions whether opportunities exist that would justify revising our proposal to make it even more attractive to Ralcorp’s shareholders.  Given the premium contained in our offer, and the potential to create further value depending on our diligence findings, we believe that it is undeniably in your shareholders’ best interests, and required by your fiduciary duties, that you meet with us to discuss and analyze this opportunity.

Though our offer is 100% cash, we remain open to offering a portion of the consideration in ConAgra Foods’ stock should you wish to provide the opportunity for your shareholders to share in the upside potential of the combined company.  We believe Ralcorp shareholders (including those representing as much as 60% of Ralcorp shares that already own ConAgra

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Foods stock) would appreciate the strategic and financial logic of the combination and the opportunity to participate in its future.

As we explained in our March 22 letter, a combination of our two companies – supported by ConAgra Foods’ existing capabilities and financial strength and Ralcorp’s leading position in U.S. private label packaged food – would benefit both companies’ stakeholders and would meaningfully enhance Ralcorp’s current momentum by:

▪
Capitalizing on the long-term growth trend of private label food in the U.S. by combining ConAgra Foods’ $850 million private label business with Ralcorp to create a leading platform with approximately $4 billion in private label sales;

▪	Leveraging ConAgra Foods’ innovation, supply chain and marketing expertise to grow branded businesses like Post, as well as private label cereal, bars, pasta, snacks and frozen bakery;

▪	Applying ConAgra Foods’ cost reduction, risk management and supply chain optimization tools to drive higher productivity and significant cost synergies;

▪	Increasing the combined company’s importance to customers and consumers as the No. 3 U.S. packaged food company, with product offerings across a wide range of price points and channels; and

▪	Continuing our long-standing commitment to being a good employer and corporate citizen.

We have assembled a team of our senior management and external advisors to evaluate this opportunity, and it is our expectation that we could conduct due diligence on an expedited basis.

This non-binding proposal is conditioned upon (i) satisfactory completion of due diligence, (ii) approval by our Board of Directors of the final terms and conditions of the potential transaction, and (iii) execution and delivery of mutually acceptable definitive documentation, and satisfaction of the closing conditions set forth therein.  This letter is an expression of intent only, and shall not give rise to any binding obligations.  In view of the publicity with regard to our March 22 proposal, and your public confirmation of your rejection of that proposal, we are releasing a copy of this letter.  This action is intended to ensure that your shareholders and ours will have accurate and current information about the terms of our proposal and the reasons we believe that the combination of Ralcorp and ConAgra Foods that we are proposing is in the best interests of both companies’ shareholders.

Once again, we believe strongly in the merits of this opportunity, and we believe our offer would be welcomed by Ralcorp’s shareholders.  Given the time-sensitive nature of this matter and the fact that 10 weeks have already passed since we first contacted you on February 23 and attempted to arrange a meeting to present this opportunity, we will appreciate a response no later than May 12, 2011.  In the meantime, should you have any questions about our offer or wish to discuss it in greater detail, please feel free to contact me directly, or, alternatively, your financial advisors can contact our financial advisor, Centerview Partners.

We look forward to hearing from you and to working together toward a collaborative and mutually beneficial transaction for your shareholders and ours.

Sincerely,

Gary M. Rodkin
Chief Executive Officer

Additional information regarding the benefits of the proposed transaction can be found on www.transactioninfo.com/conagrafoods.

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ConAgra Foods will host a conference call from 8:30 a.m. EDT to 9:00 a.m. EDT today to discuss today’s announcement. Following the company's remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-888-293-6960 (US/Canada Toll Free) and 1-719-457-2605 (International Toll) respectively. No confirmation or pass code is needed. This conference call along with webcast presentation materials also can be accessed live on the Internet at investor.conagrafoods.com and www.transactioninfo.com/conagrafoods. To access a replay of the conference call, please dial 1-888-203-1112 (US/Canada Toll Free) or 1-719-457-0820 (International Toll), passcode 1869510.

About ConAgra Foods
ConAgra Foods, Inc., (NYSE: CAG) is one of North America's leading food companies, with brands in 97 percent of America's households. Consumers find Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt's, Marie Callender's, Orville Redenbacher's, PAM, Peter Pan, Reddi-wip, Slim Jim, Snack Pack and many other ConAgra Foods brands in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to-business presence, supplying frozen potato and sweet potato products as well as other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. No tender offer for the shares of Ralcorp Holdings has been made at this time.  In connection with any tender offer, if made, ConAgra Foods will file relevant materials, which may include a tender offer statement and/or other documents, with the SEC.  ALL INVESTORS AND SECURITY HOLDERS OF RALCORP HOLDINGS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC BY CONAGRA FOODS CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SUCH POTENTIAL TRANSACTION.  Investors and security holders will be able to obtain free copies of any documents filed with the SEC by ConAgra Foods through the website maintained by the SEC at http://www.sec.gov. Copies of any such documents will also be available free of charge on ConAgra Foods’ internet website at www.conagrafoods.com or by contacting ConAgra Foods’ Investor Relations department at (402) 240-4157.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on ConAgra Foods’ current expectations and they include, among others, statements regarding expected synergies and benefits of a potential combination of ConAgra Foods and Ralcorp Holdings. There is no assurance that the potential transaction will be consummated, and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include the timing to consummate a potential transaction between ConAgra Foods and Ralcorp Holdings, the ability and timing to obtain required regulatory approvals, ConAgra Foods’ ability to realize the synergies contemplated by a potential transaction, ConAgra Foods’ ability to promptly and effectively integrate the businesses of Ralcorp Holdings and ConAgra Foods and those risks and uncertainties discussed in ConAgra Foods’ filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. ConAgra Foods does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date of this press release.

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